Exhibit 99.1

ALLIANCE DATA STOCKHOLDERS ELECT JOHN C. GERSPACH, JR. AND
RAJESH NATARAJAN TO BOARD OF DIRECTORS

Company announces election of new directors, appointment of new board chairman, and departure of three directors as part of ongoing board refreshment plan

COLUMBUS, Ohio, June 10, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing, loyalty and payment solutions, today announced changes to its board of directors. These include the election of new board members John C. Gerspach, Jr. and Rajesh “Nat” Natarajan, as well as the appointment of long-standing director Roger H. Ballou as board chair. The changes were announced at the Company’s Annual Meeting of Stockholders, held yesterday. Long-time directors Bruce K. Anderson, Kenneth R. Jensen and former chairman Robert A. Minicucci completed their board service and did not stand for re-election.

“As part of Alliance Data’s ongoing board refreshment plan, the board is purposefully and continually committed to aligning its composition to reflect the needs of our evolving business and expectations of our stakeholders,” said Ralph Andretta, president and chief executive officer of Alliance Data. “I am pleased with the progress we have made to diversify our board across various criteria including critical skills, expertise, industry experience, gender and ethnicity, and tenure -- all of which form the underpinnings of solid board representation necessary for effective and responsible corporate governance and oversight of our business.

“To that end, I am excited to welcome Mr. Gerspach and Mr. Natarajan to our board of directors, as each brings tremendous skills, experience and expertise that align with Alliance Data’s evolved business, complementing the breadth of competencies and perspectives of our returning directors.” Andretta concluded, “I enthusiastically welcome and look forward to working with Nat and John, as well as continuing to work with long-time director and newly-appointed board chair Roger Ballou, and the rest of the independent directors as we continue to provide oversight and stewardship of the Company’s transformation and future-focused business strategy.”

Mr. Gerspach joins the board after most recently serving as the chief financial officer of Citigroup, Inc. (2009-19). He began his tenure with Citigroup in 1990, holding a variety of roles in audit, accounting, risk management and international operations. Recommended to the Alliance Data board’s nominating and corporate governance committee by executive management, Mr. Gerspach’s executive-level experience in the banking and financial services industry provides significant bench strength to Alliance Data. Mr. Gerspach will chair the board’s audit committee and serve as a member of the risk committee.

Recommended to the board’s nominating and corporate governance committee by a third-party search firm, Mr. Natarajan has served as the executive vice president and chief product and technology officer for Ancestry.com since February 2017. Prior to joining Ancestry.com, he served as senior vice president and chief information security and fraud officer at Intuit, Inc. (2014-17), and was the vice president, platform engineering and operations at PayPal Holdings, Inc. (2006-14). Mr. Natarajan’s executive experience in information technology, cybersecurity, engineering, operations and product development brings a diversified, digital-focused skill set to the board. Mr. Natarajan will serve on the nominating and corporate governance committee as well as the risk committee.

Alliance Data would like to acknowledge and thank departing directors Bruce Anderson, Ken Jensen and Rob Minicucci for their valuable leadership and years of service to the Company.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and FORTUNE 500 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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Media Contacts:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com